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                                                            EXHIBITS 5 and 23-d




                               Robert W. Olson
             Senior Vice President, General Counsel and Secretary
                     Chiquita Brands International, Inc.
                            250 East Fifth Street
                           Cincinnati, Ohio  45202

                              November 21, 1997



Chiquita Brands International, Inc.
250 East Fifth Street
Cincinnati, Ohio  45202

Dear Sirs:

  I have acted as counsel to Chiquita Brands International, Inc. ("Chiquita") in connection with a Registration Statement on Form S-4, filed with the Securities and Exchange Commission on November 21, 1997 (the "Registration Statement"), relating to 3,204,349 shares of Chiquita's Common Stock (the "Shares") which may be issued by Chiquita in connection with the acquisition of Stokely USA, Inc. (the "Acquisition"). The Acquisition will be carried out pursuant to the terms of an Agreement and Plan of Reorganization (the "Merger Agreement").

  In connection with my opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

  Based upon the foregoing, it is my opinion that the registration and issuance of the Shares covered by the Registration Statement have been duly authorized by all necessary corporate action of Chiquita and that, assuming compliance with the terms of the Merger Agreement, the Shares issued in connection with the Acquisition will be legally issued, fully paid and non-assessable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        Very truly yours,



                                        /s/ Robert W. Olson